AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
SHELTON, CONNECTICUT
(A Stock Company)
This certificate (the "Annuity") is a summary of the provisions of a group annuity contract. The contract owner and contract are as shown in the Schedule made part of this Annuity.
RIGHT TO CANCEL
You may return this Annuity to our Office or to the representative who solicited its purchase for a refund within twenty-one days after you receive it. The amount of the refund will equal the then current Account Value plus any tax charge deducted as of the date we receive the cancellation request. You bear the investment risk during this period. If this Annuity is issued as an individual retirement annuity ("IRA"), we will refund the greater of (1) the Purchase Payment or (2) the current Account Value of the Annuity if you exercise the Right to Cancel provision and we receive your request for refund In Writing at our Office within ten days after you receive the Annuity.
Signed for American Skandia Life Assurance Corporation:
Secretary President

/S/ W. Patricia Paez /s/ G. Boronow

GROUP DEFERRED ANNUITY
NON-PARTICIPATING
VARIABLE AND FIXED INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD
FIXED ANNUITY PAYMENTS IN THE PAYOUT PERIOD
IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE VARIABLE
INVESTMENT OPTIONS ARE BASED ON THEIR INVESTMENT PERFORMANCE AND ARE,
THEREFORE, NOT GUARANTEED. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT
VALUE IN THE SUB-ACCOUNTS" FOR A MORE COMPLETE EXPLANATION.
IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE FIXED INVESTMENT OPTIONS MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SUCH A MARKET VALUE ADJUSTMENT MAY INCREASE OR DECREASE ANY SUCH PAYMENTS OR VALUES. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE OF THE FIXED ALLOCATIONS" FOR A MORE COMPLETE EXPLANATION.

TABLE OF CONTENTS

DEFINITIONS 5

TRANSFERS 13
DISTRIBUTIONS 15
GENERAL PROVISIONS......................................................................................20
ANNUITY TABLES 22

A copy of any enrollment form and any riders and endorsements are attached.

AXASP2/CRT (12/94)-04 ASP2
SCHEDULE
ANNUITY NUMBER: [001-00001] ISSUE DATE: [JUNE 1, 1990]
TYPE OF BUSINESS: [INDIVIDUAL RETIREMENT ANNUITY]

PARTICIPANT: [JOHN DOE] DATE OF BIRTH: [OCTOBER 21, 1940] SEX: [MALE] [PARTICIPANT: [MARY DOE] DATE OF BIRTH: [OCTOBER 15, 1940] SEX: [FEMALE]]

ANNUITANT: [JOHN DOE]
ANNUITANT'S DATE OF BIRTH: [APRIL 01,1934] ANNUITANT'S SEX: [MALE]
ANNUITY DATE: [MAY 01, 2019]
CONTINGENT ANNUITANT: AS NAMED IN ANY ENROLLMENT FORM OR LATER CHANGED
BENEFICIARY: AS NAMED IN ANY ENROLLMENT FORM OR LATER CHANGED
PURCHASE PAYMENT: $[10,000] NET PURCHASE PAYMENT: $[10,000]
MINIMUM ADDITIONAL PURCHASE PAYMENT $[100]
MINIMUM WITHDRAWAL AMOUNT: $[100]

MINIMUM ACCOUNT VALUE AFTER WITHDRAWAL: $[1,000]

MINIMUM SURRENDER VALUE AT COMMENCEMENT OF
SYSTEMATIC WITHDRAWAL PROGRAM: $[20,000]

MINIMUM ACCOUNT VALUE AT COMMENCEMENT OF
DOLLAR COST AVERAGING PROGRAM: $[20,000]

MINIMUM ACCOUNT VALUE AT COMMENCEMENT OF REBALANCING PROGRAM $[20,000]

MINIMUM INITIAL PURCHASE PAYMENT IN RESPECT TO BANK DRAFTING $[1,000]

TOTAL MINIMUM MONTHLY PURCHASE PAYMENTS IN RESPECT TO BANK DRAFTING $[750]
MINIMUM ANNUITY PAYMENT: $[100 PER MONTH]
CUT OFF DATE: [THE DECEDENT'S 90TH BIRTHDAY]

SCHEDULE (CONTINUED)
CONTINGENT DEFERRED SALES CHARGE:

LENGTH OF TIME PERCENTAGE OF PURCHASE
SINCE PURCHASE PAYMENT PAYMENTS BEING LIQUIDATED

[0-1 year 7.5%
1-2 years 7.0%
2-3 years 6.0%
3-4 years 5.0%
4-5 years 4.0%
5-6 years 3.0%
6-7 years 2.0%
7+ years 0%]

AUTOMATIC SUB-ACCOUNT: [AST MONEY MARKET]
TRANSFER FEE: $[10 PER TRANSFER AFTER THE TWELFTH IN AN ANNUITY YEAR]
WITHDRAWAL FEE: $[NONE]
MAINTENANCE FEE [LESSER OF $30 OR 2% OF ACCOUNT VALUE]
MORTALITY AND EXPENSE RISK CHARGE: [1.25]%
ADMINISTRATIVE CHARGE: [0.15]%
INTEREST RATE MINIMUM: [2.25 PER CENT (.0225) LESS THAN THE AMOUNT
DETERMINED BY THE INDEX. IN NO EVENT WILL THE MINIMUM BE LESS THAN ZERO.]
VARIABLE SEPARATE ACCOUNT: [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
VARIABLE ACCOUNT B - CLASS 1 SUB-ACCOUNTS]
FIXED SEPARATE ACCOUNT: [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
SEPARATE ACCOUNT D]

OWNER: [AMERICAN SKANDIA INSURANCE TRUST] CONTRACT: [015] OFFICE: AMERICAN SKANDIA LIFE ASSURANCE CORPORATION ONE CORPORATE DRIVE P.O. BOX 883 SHELTON. CONNECTICUT 06484 Telephone: 1-800-752-6342

DEFINITIONS
Account Value: The value of each allocation to a Sub-account or a Fixed Allocation prior to the Annuity Date, plus any earnings and/or less any losses, distributions, and charges thereon, before assessment of any applicable contingent deferred sales charge and/or any applicable maintenance fee. Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine Account Value for your entire Annuity. Account Value of each Fixed Allocation on other than such Fixed Allocation's Maturity Date is calculated using a market value adjustment.
Accumulation Period: The period of time from the Issue Date through and including the 15th day prior to the Annuity Date.
Annuitant: The person upon whose life this Annuity is issued.
Annuity: A summary of your rights and benefits under the contract shown in the Schedule.
Annuity Date: The date on which annuity payments are to commence.
Annuity Years: Continuous 12 month periods commencing on the Issue Date and each anniversary of the Issue Date.
Beneficiary: The person designated as the recipient of the death benefit.
Contingent Annuitant: The person named to become the Annuitant on the Annuitant's death prior to the Annuity Date.
Current Rates: The interest rates we offer to credit to Fixed Allocations for the duration of newly beginning Guarantee Periods under this Annuity. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different classes and for different annuities.
Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the Accumulation Period and is to be supported by assets in the Fixed Separate Account.
Fixed Separate Account: The separate account shown in the Schedule used in relation to Fixed Allocations.
Guarantee Period: A period of time during the Accumulation Period during which we credit a fixed rate of interest on a Fixed Allocation.
In Writing: In a written form satisfactory to us and filed at the Office.
Interim Value: As of any particular date, the initial value of a Fixed Allocation plus all interest credited thereon, less the sum of all previous transfers and withdrawals of any type from such Fixed Allocation and interest thereon from the date of each withdrawal or transfer.
Issue Date: The effective date of your participation under the contract shown in the Schedule in relation to the rights and benefits evidenced by this Annuity.
MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation as of a date other than such Fixed Allocation's Maturity Date.

Maturity Date: The last day in a Guarantee Period.
Minimum Distributions: Minimum amounts that must be distributed each year from an Annuity if used in relation to certain qualified plans under the Internal Revenue Code.
Net Purchase Payment: A Purchase Payment less any applicable charge for taxes.
Office: The location shown in the Schedule where all requests regarding this Annuity are to be sent.
Owner: The person or entity shown in the Schedule unless later changed, that owns the master group contract under which an Annuity is issued.
Payout Period: The period starting on the Annuity Date during which the annuity is paid.
Purchase Payment: A cash consideration you give to us for the rights, privileges and benefits outlined in this Annuity.
Sub-account: A division of the Variable Separate Account shown in the Schedule. We use Sub-accounts to calculate variable benefits under this Annuity.
Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender less any applicable contingent deferred sales charge and any applicable maintenance fee.
Systematic Withdrawal: One of a plan of periodic withdrawals of Surrender Value during the Accumulation Period. We must approve of such plan.
Unit: A measure used to calculate your Account Value in a Sub-account prior to the Annuity Date.
Unit Price: Unit Price is used for calculating (a) the number of Units allocated to a Sub-account, and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account prior to the Annuity Date. Each Sub-account has its own Unit Price which will vary each Valuation Period to reflect the investment experience of that Sub-account.
Valuation Day: Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.
Valuation Period: The period of time between the close of business of the New York Stock Exchange on successive Valuation Days.
Variable Separate Account: The variable separate account shown in the Schedule used in relation to Sub-accounts.
we, us, our: American Skandia Life Assurance Corporation.
you, your: The participant shown in the Schedule.

INVESTMENT OF ACCOUNT VALUE
General: In the Accumulation Period we offer a range of variable and fixed options as ways to invest your Account Value. You may maintain Account Value in multiple investment options, subject to the limits set out in the Allocation Rules section of this Annuity. You may transfer Account Value between investment options, subject to the requirements set out in the Transfers section of this Annuity. Transfers may be subject to a fee.
Variable Investment Options: During the Accumulation Period we offer a number of Sub-accounts as variable investment options. These are all Sub-accounts of the Variable Separate Account shown in the Schedule.
Fixed Investment Options: We may offer Fixed Allocations with Guarantee Periods of different durations. Each such Fixed Allocation is accounted for separately. Each Fixed Allocation earns a fixed rate of interest throughout its Guarantee Period. Multiple Fixed Allocations are permitted, subject to our allocation rules. The duration of a Guarantee Period may be the same or different from the duration of the Guarantee Periods of any of your prior Fixed Allocations.
To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods with durations that differ from those which were available when your Annuity was issued. We also reserve the right at any time to stop accepting new allocations, transfers or renewals for a particular Guarantee Period.
A Guarantee Period for a Fixed Allocation begins: (a) when all or part of a Net Purchase Payment is allocated to that particular Guarantee Period; (b) upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or (c) when a Guarantee Period attributable to a Fixed Allocation "renews" after its Maturity Date.
We declare the rates of interest applicable during the various Guarantee Periods offered. Declared rates are effective annual rates of interest. The rate of interest applicable to a Fixed Allocation, for the class of contracts to which this Annuity belongs, is the one in effect when its Guarantee Period begins. The rate is guaranteed throughout the Guarantee Period. We inform you of the interest rate applicable to a Fixed Allocation, as well as its Maturity Date, when we confirm the allocation. We declare interest rates applicable to new Fixed Allocations from time to time. Any new Fixed Allocation in an existing Annuity is credited interest at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.
The interest rates we credit are subject to a minimum. We may declare a higher rate. The minimum is described in the Schedule.
Interest Rate Minimum
Interest rates are determined by us. However, rates are subject to a minimum. The minimum for a Fixed Allocation is based on both an index and a reduction to the interest rate determined according to the index. The index is based on the published rate for certificates of indebtedness (bills, notes, or bonds, depending on the term of indebtedness) of the United States Treasury at the most recent Treasury auction held at least 30 days prior to the beginning of the applicable Fixed Allocation's Guarantee Period. The term (length of time from issuance to maturity) of the certificates of indebtedness upon which the index is based is the same as the duration of the Guarantee Period. If no certificates of indebtedness are available for such term, the next shortest term is used. If the United States Treasury's auction program is discontinued, we will substitute indexes which in our opinion are comparable. If required, implementation of such substitute indexes will be subject to approval by the Securities and Exchange Commission and the insurance department of the jurisdiction in which the Annuity is delivered. The reduction used in determining the minimum is as shown in the Schedule.

OPERATIONS OF THE SEPARATE ACCOUNTS
General: The assets supporting our obligations under the Annuities may be held in various accounts, depending on the obligation being supported. In the Accumulation Period, assets supporting Account Values are held in separate accounts established under the laws of the State of Connecticut. In the Payout Period, assets supporting fixed annuity payments are held in our general account.
Separate Accounts: We are the legal owner of assets in the separate accounts. Income, gains and losses, whether or not realized, from assets allocated to these separate accounts, are credited to or charged against each such separate account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any other of our separate accounts. We will maintain assets in each separate account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the annuity obligations supported by such assets. These assets may only be charged with liabilities which arise from such annuities, which may include Annuities issued under the contract shown in the Schedule.
Variable Separate Account: In both the Accumulation Period and the Payout Period, the assets supporting obligations based on allocations to the variable investment options are held in the Variable Separate Account shown in the Schedule. This separate account consists of multiple Sub-accounts. This separate account was established by us pursuant to Connecticut law. This separate account also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of this Variable Separate Account.
The amount of our obligations in relation to allocations to the Sub-accounts are based on the investment performance of such Sub-accounts. However, the obligations themselves are our general corporate obligations.
The Variable Separate Account is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 (the "1940 Act") as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Variable Separate Account.
Sub-accounts are permitted to invest in underlying mutual funds or portfolios that we consider suitable. We also reserve the right to change the investment policy of any or all Sub-accounts, add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals.
Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account, nor is there any assurance that the Account Value allocated to the Sub-accounts will equal the amounts allocated to the Sub-accounts as of any time other than the Valuation Period of such allocation. You bear the entire investment risk.
We reserve the right to transfer assets of the Variable Separate Account, which we determine to be associated with the class of contracts to which this Annuity belongs, to another Variable Separate Account. If this type of transfer is made, the term "Variable Separate Account" as used in this Annuity, shall mean the Variable Separate Account to which the assets were transferred.

Fixed Separate Account: In the Accumulation Period, assets supporting our obligations based on Fixed Allocations are held in the Fixed Separate Account shown in the Schedule, which is a "non-unitized" separate account. Such obligations are based on the interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in the Fixed Separate Account. This separate account was established by us pursuant to Connecticut law.
There are no discrete units in the Fixed Separate Account. No party with rights under any annuity nor any group contract owner participates in the investment gain or loss from assets belonging to the Fixed Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Fixed Separate Account may drop below the reserves and other liabilities we must maintain. Should the value of the assets in the Fixed Separate Account drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to the Fixed Separate Account to make up the difference. We have the right to transfer to our general account any assets of the Fixed Separate Account in excess of such reserves and other liabilities. We maintain assets in the Fixed Separate Account supporting a number of annuities we offer.
If you surrender, withdraw or transfer Account Value from a Fixed Allocation before the end of its Guarantee Period, you bear the risk inherent in the MVA. The Account Value of a Fixed Allocation is guaranteed to be its then current Interim Value on its Maturity Date.
CHARGES
General: The charges which are or may be assessed against your Annuity are the contingent deferred sales charge, the maintenance fee, tax charges, a transfer fee and a withdrawal fee. The charges assessed against the Sub-accounts of the Variable Separate Account are the administration charge and the mortality and expense risk charges. A charge for taxes may also be assessed against the Sub-accounts.
Contingent Deferred Sales Charge: The contingent deferred sales charge for each Purchase Payment is a percentage of the Purchase Payment being liquidated. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is allocated to your Annuity. The charge is shown in the Schedule.
Maintenance Fee: This is an annual fee deducted at the end of each Annuity Year or on surrender, if earlier. The amount of this charge is shown in the Schedule. The fee is limited to the Account Values in the Sub-accounts as of the Valuation Period such fee is due. The maintenance fee is not assessed if there is no Account Value in any Sub-account as of the Valuation Period such fee is due.
Tax Charges: In several states a tax is payable, either when Purchase Payments are received or, when the Account Value is applied under an annuity option. We will deduct the amount of tax payable, if any, from your Purchase Payments or Account Value.
Transfer Fee: The transfer fee is as shown in the Schedule. However, the fee is only charged if there is Account Value in at least one Sub-account immediately subsequent to such transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge and are not counted in determining whether other transfers may be subject to the transfer charge.
Withdrawal Fee: No withdrawal fee applies to a death benefit, full surrender, medically-related surrender or annuity payment. The withdrawal fee is not considered a liquidation of any portion of any Purchase Payment. The withdrawal fee is taken before the withdrawal and is taken pro rata from the same investment options that the withdrawal is being taken from. The MVA does not apply to the withdrawal fee. The fee, if any, is shown in the Schedule.

Allocation Of Annuity Charges: Charges applicable to any type of withdrawal are taken from the investment options in the same ratio as such a withdrawal is taken from the investment options. The transfer fee is assessed against the Sub-accounts in which you maintain Account Value immediately subsequent to such transfer. The transfer fee is allocated on a pro-rata basis in relation to the Account Values in such Sub-accounts as of the Valuation Period for which we price the applicable transfer. No fee is assessed if there is no Account Value in any Sub-account at such time. Tax charges are assessed against the entire Purchase Payment or Surrender Value as applicable. The maintenance fee is assessed against the Sub-accounts on a pro-rata basis in relation to the Account Values in each Sub-account as of the Valuation Period for which we price the fee. The withdrawal fee is added to the gross amount withdrawn. It is allocated on a pro-rata basis to the same investment options from which the applicable withdrawal amounts are taken.
Administration Charge: We charge for administering each Sub-account. We assess this charge each day at the daily equivalent of the rate shown in the Schedule against the daily total value of each Sub-account.
Mortality and Expense Risk Charges: We assess mortality and expense risk charges against each Sub-account. We assess this charge each day at the daily equivalent of the rate shown in the Schedule against the daily total value in each Sub-account.
PARTICIPATION RIGHTS AND DESIGNATIONS
Participation Rights, Annuitant and Beneficiary Designations: You may exercise the rights, options and privileges granted participants by the contract as shown in the Schedule or permitted by us. Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.
If more than one participant is named, all rights reserved to a participant are then held jointly. We require the consent In Writing of all joint participants for any transaction for which we require the written consent of a participant. You may name a contingent participant. However, this designation takes effect only on or after the Annuity Date. Where required by law, we require the consent In Writing of the spouse of any person with a vested interest in an Annuity.
You make certain designations that apply to the Annuity. These designations are subject to our rules and to various regulatory or statutory requirements depending on the use of the Annuity. These designations include a participant, a contingent participant, an Annuitant, a Contingent Annuitant, a Beneficiary, and a contingent Beneficiary. Certain designations are required, as indicated below. Such designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.
A participant must be named. You may name more than one participant. If you do, all rights reserved to participants are then held jointly. We require the consent In Writing of all joint participants for any transaction for which we require the written consent of participants. Where required by law, we require the consent In Writing of the spouse of any person with a vested interest in an Annuity.
You may name a contingent participant. However, where allowed by law, this designation takes effect only on or after the Annuity Date.
You must name an Annuitant. We do not accept a designation of joint Annuitants. Where allowed by law, you may name one or more Contingent Annuitants. If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. If there is more than one participant, all of whom are natural persons, the oldest of any such participants not named as the Annuitant immediately becomes the

Contingent Annuitant if the Contingent Annuitant predeceases the Annuitant or if a Contingent Annuitant is not designated.
Death benefits are payable to the Beneficiary. You may designate more than one primary or contingent Beneficiary. If you make such a designation, the proceeds are payable in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.
If the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive when death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.
Changing Revocable Designations: Unless you indicated that a prior choice was irrevocable or your Annuity has been endorsed to limit certain changes, you may request to change participant, contingent participant, Annuitant, Contingent Annuitant and Beneficiary designations by sending a request In Writing. Such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to: (a) a new participant subsequent to the death of the participant or the first of any joint participants to die, except where a spouse-Beneficiary has become the participant as a result of a participant's death; (b) a new Annuitant subsequent to the Annuity Date if the annuity option selected includes a life contingency; and (c) a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity.
Common Disaster: If a participant is a natural person and if any Beneficiary dies with the participant in a common disaster, it must be proved to our satisfaction that the participant died first. Unless information provided indicates otherwise, the Annuity is treated as though the Beneficiary died first. If: (a) the participant is not a natural person; (b) no Contingent Annuitant has been designated; and (c) the Annuitant and the Beneficiary die in a common disaster, then it must be proved to our satisfaction that the Annuitant died first. Unless provided otherwise, the proceeds are payable as if the Beneficiary died before the Annuitant.
PURCHASE PAYMENTS
Initial Purchase Payment: Issuance of an Annuity represents both our acceptance of an initial Purchase Payment and enrollment of a participant. The amount of your initial Net Purchase Payment evidenced by this Annuity is shown in the Schedule. Your initial Purchase Payment is subject to our allocation rules (see "Allocation Rules"). You may make Purchase Payments to your Annuity using bank drafting, but only for allocations to variable investment options.
Additional Purchase Payments: The minimum for any additional Purchase Payment is as shown in the Schedule. Additional Purchase Payments may be paid at any time before the Annuity Date. Subject to the allocation rules herein, we allocate additional Net Purchase Payments according to the instructions you provide. Should no instructions be received, we return your additional Purchase Payment.
ACCOUNT VALUE AND SURRENDER VALUE
General: In the Accumulation Period your Annuity has an Account Value and a Surrender Value. Your total Account Value is the sum of your Account Value in each Sub-account and each Fixed Allocation. Surrender Value is the Account Value less any applicable contingent deferred sales charge and any applicable maintenance fee.
Account Value in the Sub-accounts: We determine your Account Value separately for each Sub-account. To determine the Account Value in each Sub-account we multiply the Unit Price as of the Valuation Period for which the calculation is being made times the number of Units attributable to your Annuity in that Sub-account as of that Valuation Period.

Units: The number of Units attributable to this Annuity in a Sub-account is the number of Units you purchased less the number transferred or withdrawn. We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.
Unit Price: For each Sub-account the initial Unit Price was $10.00. The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding Valuation Period. The Unit Price for a Valuation Period applies to each day in the period.
Net Investment Factor: Each Sub-account has a net investment factor. The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next.
The net investment factor for a Valuation Period is (a) divided by (b), less
(c); where:
(a) is the net result of :
(1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared by the underlying mutual fund during that Valuation Period; plus or minus
(2) any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.
(b) is the net result of :
(1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the preceding Valuation Period; plus or minus
(2) any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.
(c) is the mortality and expense risk charge and the administration fee.
We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations. The net investment factor may be greater than, equal to, or less than one.
Account Value of the Fixed Allocations: We determine the Account Value of each Fixed Allocation separately. A Fixed Allocation's Account Value as of a particular date is determined by multiplying its then current Interim Value times the MVA.
A formula is used to determine the MVA. The formula is applied separately to each Fixed Allocation. Values and time durations used in the formula are as of the date for which the Account Value is being determined. The formula is: [ (1+I) /(1+J+0.0010)] N/12; where:
I is the interest rate being credited to the Fixed Allocation;
J is the interest rate for your class of annuities for a new Fixed Allocation with Guarantee Period of duration equal to the number of years (rounded to the next higher integer when occurring on other than an anniversary of the beginning of the Guarantee Period) remaining in the Fixed Allocation's Guarantee Period;

N is the number of months (rounded to the next higher integer when occurring on other than a monthly anniversary of the beginning of the Guarantee Period) remaining in the Fixed Allocation's Guarantee Period.
No MVA applies in determining a Fixed Allocation's Account Value on its Maturity Date.
ALLOCATION RULES
You may allocate your Account Value among the investment options we make available. The variable investment options are Sub-accounts of the Variable Separate Account. The fixed investment options are the Guarantee Periods we make available for Fixed Allocations. In the Accumulation Period, you may maintain Account Value in up to ten Sub-accounts. You may also maintain an unlimited number of Fixed Allocations. Should you request a transaction that would leave less than any minimum amount we then require in an investment option, we reserve the right, to the extent permitted by law, to add the balance of your Account Value in the applicable Sub-account or Fixed Allocation to the transaction and close out your balance in that investment option.
Should you either: (a) request rebalancing services; (b) authorize an independent third party to transact transfers on your behalf and such third party arranges for rebalancing of your Account Value in accordance with any asset allocation strategy; or (c) authorize an independent third party to transact transfers in accordance with a market timing strategy; then all Purchase Payments, including the initial Purchase Payment, received while your Annuity is subject to such an arrangement must be allocated to the same investment options and in the same proportions as then required pursuant to the applicable rebalancing , asset allocation or market timing program, but only to the extent we have received instructions to that effect. Such allocation requirements terminate simultaneous to the termination of an authorization for rebalancing or any authorization to a third party to transact transfers on your behalf.
Withdrawals of any type are taken pro-rata from the investment options based on the then current Account Values in such investment options unless we receive other instructions from you prior to such withdrawal. If no instructions are provided for determining the amounts to be taken from each investment option, then the Account Value in all your then current Fixed Allocations is deemed to be in one investment option. If you transfer or withdraw Account Value from multiple Fixed Allocations and do not provide instructions indicating the Fixed Allocations from which Account Value should be taken: (a) we transfer Account Value first from the Fixed Allocation with the shortest amount of time remaining to the end of its Guarantee Period, and then from the Fixed Allocation with the next shortest amount of time remaining to the end of its Guarantee Period, etc.; and (b) if there are multiple Fixed Allocations with the same amount of time left in each Guarantee Period, as between such Fixed Allocations we first take Account Value from the Fixed Allocation that has the shorter Guarantee Period.
TRANSFERS
General: In the Accumulation Period you may transfer Account Value between investment options, subject to the allocation rules herein. The amount we charge is shown in the Schedule. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge and are not counted in determining whether other transfers may be subject to the transfer charge. Your transfer request must be In Writing unless we receive a prior written authorization from you permitting transfers based on instructions we receive over the phone.
Where permitted by law, we may accept your authorization of a third party to transfer Account Values on your behalf. We may suspend or cancel such acceptance at any time. We give you prior notification of any such suspension or cancellation. We may restrict the investment options that will be available to you for transfers or allocations of Net Purchase Payments during any period in which you authorize such third party to act on your behalf. We give the third party you authorize prior notification of any such restrictions. However, we will not enforce such a restriction if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your behalf for all your financial affairs.
We reserve the right to limit the number of transfers in any Annuity Year for all existing or new participants. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for a participant or certain participants if we believe that: (a) excessive trading by such participant or participants or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds; or (b) we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.
Dollar Cost Averaging: We offer dollar cost averaging in the Accumulation Period. You may choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may select this program by submitting to us a request In Writing. You may cancel your participation in this program In Writing or by phone if you have previously authorized our acceptance of such instructions.
Dollar cost averaging is available from any of the investment options we choose to make available for such a program. The minimum Account Value you must have in order for us to accept your request for a dollar cost averaging program is as shown in the Schedule. We reserve the right to limit the investment options into which Account Value may be transferred as part of a dollar cost averaging program. We currently do not permit dollar cost averaging programs where Account Value is transferred to Fixed Allocations. Dollar cost averaging is not available while a rebalancing, asset allocation or market timing type of program is used in connection with your Annuity.
Dollar cost averaging from Fixed Allocations is subject to the following rules:
(a) you may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years; (b) such a program may only be selected in conjunction with and simultaneous to a new or renewing Fixed Allocation; (c) only averaging of earnings only or principal plus earnings is permitted; (d) a program averaging principal plus earnings from a Fixed Allocation must be designed to last that Fixed Allocation's entire current Guarantee Period; (e) dollar cost averaging transfers from a Fixed Allocation are not subject to the MVA; (f) dollar cost averaging may be done on a monthly basis only; and (g) you may not simultaneously use Account Value in any Fixed Allocation to participate in dollar cost averaging and receive Systematic Withdrawals or Minimum Distributions from such Fixed Allocation.
Rebalancing: We offer, during the Accumulation Period, automatic quarterly rebalancing among the variable investment options of your choice. Under this program, Account Values in variable investment options are rebalanced each quarter to the percentages you request. The rebalancing occurs as of the last Valuation Date of each calendar quarter. If a transfer is requested prior to the end of a calendar quarter while an automatic rebalancing program is in effect, we automatically alter the rebalancing percentages going forward (unless we receive alternate instructions) to the ratios between Account Values in the variable investment options as of the effective date of such requested transfer once it has been processed. Automatic rebalancing is delayed one calendar quarter if Account Value is being maintained in a money market type Sub-account for the duration of your Annuity's Right to Cancel period and rebalancing would otherwise occur during such period.
You may change the percentage allocable to each variable investment option at any time. However, you may not choose to allocate less than 5% of Account Value to any variable investment option.
The Account Value of your Annuity must be at least the amount shown in the Schedule when we receive your automatic rebalancing request. All variable investment options in which you maintain Account Value must be used in the rebalancing program. You may be maintaining Account Value in at least two and not more than ten variable investment options when using a rebalancing program. Purchase Payments must be allocated in accordance with rebalancing percentages (see "Allocation Rules").

Automatic rebalancing is not available while a dollar cost averaging program is in effect. It also is not available when a program of Systematic Withdrawals of earnings or earnings plus principal is in effect. We reserve the right to limit this program if all Account Value is not maintained in the variable investment options while this program is in effect.
Renewals: A renewal is a transaction that occurs automatically as of the last day of a Fixed Allocation's Guarantee Period unless we receive other instructions. As of the end of a Maturity Date, the Fixed Allocation's Guarantee Period "renews" and a new Guarantee Period of the same duration as the one just completed begins. However, the renewal will not occur if the Maturity Date is on the date we apply your Account Value to determine the annuity payments that begin on the Annuity Date.
If your Fixed Allocation's then ending Guarantee Period is no longer available for new allocations and renewals or you choose a different Guarantee Period that is no longer available on the date following the Maturity Date, we will try to reach you so you may make another choice. If we cannot reach you, we will assign the next shortest Guarantee Period then currently available for new allocations and renewals to that Fixed Allocation.
As an alternative to a renewal, you may transfer all or part of that Fixed Allocation's Account Value to make a different Fixed Allocation or you may transfer such Account Value to one or more Sub-accounts, subject to our allocation rules. To accomplish this, we must receive instructions from you In Writing at least two business days before the Maturity Date. No MVA applies to transfers of a Fixed Allocation's Account Value occurring as of its Maturity Date.
DISTRIBUTIONS
Surrender: Surrender of your Annuity for its Surrender Value is permitted during the Accumulation Period. A contingent deferred sales charge and the maintenance fee may apply to such surrender. You must send your Annuity and surrender request In Writing to our Office.
Medically-Related Surrender: You may request to surrender your Annuity for its Account Value prior to the Annuity Date upon occurrence of a "Contingency Event." The Annuitant must be alive as of the date we pay the proceeds of such surrender request. If the participant is one or more natural persons, all such participants must also be alive at such time. This benefit is not available if the total Purchase Payments received exceed $500,000.00 for all annuities issued by us with this benefit for which the same person is named as Annuitant.
A Contingency Event occurs if the Annuitant is: (a) first confined in a Medical Care Facility while this Annuity is in force and remains confined for at least 90 days in a row; or (b) first diagnosed as having a Fatal Illness while this Annuity is in force. We may require a second opinion regarding such diagnosis at our expense by a physician chosen by us.
"Medical Care Facility" means any state licensed facility providing medically necessary in-patient care which is: (a) prescribed by a licensed Physician in writing; and (b) based on physical limitations which prohibit daily living in a non-institutional setting.
"Fatal Illness" means a condition: (a) diagnosed by a licensed Physician; and (b) is expected to result in death within 2 years for 80% of the diagnosed cases.
"Physician" means a person who is: (a) state licensed to give medical care or treatment and is acting within the scope of that license; and (b) not you, the Annuitant or a member of either your or the Annuitant's families.
We must receive due proof of the Annuitant's confinement or Fatal Illness In Writing.
Free Withdrawals: Each Annuity Year in the Accumulation Period you may withdraw a limited amount of Account Value without application of any applicable contingent deferred sales charge.
The minimum withdrawal amount is as shown in the Schedule. Amounts received as Systematic Withdrawals or as Minimum Distributions are deemed to come first from the amount available under this Free Withdrawal provision. You may also request to receive as a lump sum any free withdrawal amount not already received that Annuity Year under a plan of Systematic Withdrawals or as Minimum Distributions.
The maximum amount available as a free withdrawal in an Annuity Year is the greater of this Annuity's "growth" or 10% of "new" Purchase Payments. "Growth" equals the then current Account Value less all "unliquidated" Purchase Payments and less any additions credited under any special programs we offer. "Unliquidated" means not previously withdrawn. "New" Purchase Payments are those received in the seven (7) years prior to the date as of which a withdrawal occurs. For purposes of the contingent deferred sales charge, amounts withdrawn as a free withdrawal are not considered a liquidation of Purchase Payments.
Partial Withdrawals: You may withdraw part of your Surrender Value. The minimum partial withdrawal is as shown in the Schedule. The Surrender Value that must remain in the Annuity as of the date of this transaction is as shown in the Schedule. If the amount of the partial withdrawal request exceeds the maximum amount available, we reserve the right to treat your request as one for a full surrender.
On a partial withdrawal, the contingent deferred sales charge is assessed against any "unliquidated" "new" Purchase Payments withdrawn. "Unliquidated" means not previously withdrawn. For these purposes, amounts are deemed to be withdrawn from your Annuity in the following order:
(a) From any amount then available as a free withdrawal; then from
(b) "Old" Purchase Payments (Purchase Payments allocated to Account Value more than seven years prior to the withdrawal); then from
(c) "New" Purchase Payments (If there are multiple "new" Purchase Payments, the one received earliest is liquidated first, then the one received next earliest, and so forth); then from
(d) Other Surrender Value.
Systematic Withdrawals: We may offer Systematic Withdrawals of earnings only, principal plus earnings or a flat dollar amount. Systematic Withdrawals from Fixed Allocations are limited to earnings only. A Systematic Withdrawal from a Fixed Allocation is not subject to the MVA. You may choose at any time to begin such a program if withdrawals are to come solely from Account Value maintained in the Sub-accounts. If such a program is to be based on withdrawals in whole or in part from any Fixed Allocations, then withdrawals must be scheduled for periods measured from the first day of the Guarantee Period for the applicable Fixed Allocations. Systematic Withdrawals are deemed to be withdrawn in the same order as partial withdrawals for purposes of determining if the contingent deferred sales charge applies.
We offer Systematic Withdrawals on a monthly, quarterly, semi-annual or annual basis. You may not simultaneously receive Systematic Withdrawals from a Fixed Allocation and participate in a program of automatic transfers under which Account Value is transferred from the same Fixed Allocation. Systematic Withdrawals are not available while you are taking any Minimum Distributions.
The Surrender Value of your Annuity must be at least the minimum amount shown in the Schedule when you begin a program of Systematic Withdrawals. The minimum for each Systematic Withdrawal is as shown in the Schedule.
Should we suspend or cancel offering Systematic Withdrawals, such suspension or cancellation will not affect any Systematic Withdrawal programs then in effect.
Minimum Distributions: You may elect to have us calculate Minimum Distributions annually if your Annuity is being used for certain qualified purposes under the Internal Revenue Code. We calculate such amounts assuming the Minimum Distribution amount is based solely on the value of your Annuity. The Minimum Distribution amounts applicable to you may depend on other annuities, savings or investments of which we are unaware. Minimum Distributions are not available if you are taking Systematic Withdrawals. You may elect to have the Minimum Distribution paid out monthly, quarterly, semi-annually or annually.
Each Minimum Distribution will be taken from the investment options you select. However, the portion of any Minimum Distribution that can be taken from any Fixed Allocations may not exceed the then current ratio between your Account Value in all Fixed Allocations you maintain and your total Account Value. No MVA applies to any portion of Minimum Distributions taken from Fixed Allocations. Minimum Distributions are not available from any Fixed Allocations if such Fixed Allocations are being used in a dollar cost averaging program or other automatic transfer programs.
No contingent deferred sales charge is assessed against amounts withdrawn as a Minimum Distribution, but only to the extent of the Minimum Distribution required from your Annuity at the time it is taken. The contingent deferred sales charge may apply to additional amounts withdrawn to meet minimum distribution requirements in relation to other retirement programs you may maintain.
Amounts withdrawn as Minimum Distributions are considered to come first from the amounts available as a free withdrawal as of the date of the yearly calculation of the Minimum Distribution amount. Minimum Distributions over that amount are not deemed to be a liquidation of Purchase Payments.
Death Benefit: In the Accumulation Period, a death benefit is payable. If there is more than one participant, such participants being natural persons, the death benefit is payable upon the first death of such participants. If the Annuity is owned by an entity, the death benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, the Contingent Annuitant then becomes the Annuitant.
In the Payout Period, we distribute any payments due subsequent to a participant's death or the death of any participant at least as rapidly as under the method of distribution in effect as of the date of such participant's death. If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. In the Payout Period, subsequent to the death of the Annuitant, we continue to pay any "certain" payments (payments not contingent on the continuance of any life ) to the Beneficiary.
The person upon whose death the death benefit is payable is referred to below as the "decedent". For purposes of this death benefit provision, "withdrawals" means withdrawals of any type (free withdrawals, partial withdrawals, Systematic Withdrawals, Minimum Distributions) before assessment of any applicable contingent deferred sales charge and after any applicable MVA. For purposes of this provision, persons named participant or Annuitant within 60 days of the Issue Date are treated as if they were a participant or Annuitant on the Issue Date.
The death benefit is as follows, and is subject to the conditions described in
(1),(2) and (3) below:
(1) If death occurs prior to the cutoff date: the death benefit is the greater of your Account Value in any Sub-accounts plus the Interim Value of any Fixed Allocations, or the minimum death benefit ("Minimum Death Benefit"). The "cutoff date" for the Minimum Death Benefit described below is shown in the Schedule. The Minimum Death Benefit is the sum of all Purchase Payments less the sum of all withdrawals.
(2) If death occurs when the decedent has reached or passed the cutoff date, the death benefit is your Account Value.
(3) If a decedent was not named a participant or Annuitant as of the Issue Date and did not become such as a result of a prior participant's or Annuitant's death, the Minimum Death Benefit is suspended as to that person for a two year period from the date he or she first became a participant or Annuitant. If that person's death occurs during the suspension period and prior to the cutoff date, the death benefit is your Account Value in Sub-accounts plus the Interim Value of any Fixed Allocations. If death occurs during the suspension period when such decedent has reached or passed the cutoff date, the death benefit is your Account Value. After the suspension period is completed, the death benefit is the same as if such person had been a participant or Annuitant on the Issue Date.
The amount of the death benefit is determined as of the date we receive In Writing: (a) due proof of death; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the mode of payment of the death benefit, if not previously elected by the Owner.
If the death benefit becomes payable prior to the Annuity Date due to a participant's death and the Beneficiary is the spouse, then in lieu of receiving the death benefit, the spouse may elect to be treated as a participant and continue the Annuity.
In the event of a participant's death, the benefit must be distributed within
(a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after a participant's death to be paid under (b) above, must commence within one year of the date of death.
Annuity Payments: Annuity payments can be guaranteed for life, for a certain period, or for a certain period and life. We make available fixed payments. You may choose an Annuity Date, an annuity option and the frequency of annuity payments. Your choice of Annuity Date and annuity option may be limited depending on your use of the Annuity. You may change your choices at any time up to 30 days before the earlier of: (a) the date we would have applied your Account Value to an annuity option had you not made the change; or (b) the date we will apply your Account Value to an annuity option in relation to the new Annuity Date you are then selecting. You must request this change In Writing. The Annuity Date must be the first or the fifteenth day of a calendar month.
In the absence of an election In Writing: (a) the Annuity Date is the first day of the calendar month first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity; and (b) where allowed by law, monthly payments will commence under option 2, described below, with 10 years certain. The amount to be applied is your Annuity's Account Value 15 business days prior to the Annuity Date. In determining your annuity payments, we credit interest using our then current crediting rate for this purpose, which is not less than 3% of interest per year, to your Account Value between the date Account Value is applied to an annuity option and the Annuity Date. If there is any remaining contingent deferred sales charge applicable as of the Annuity Date, then the annuity option you select must include a certain period of not less than 5 years' duration. Annuity options in addition to those shown are available with our consent.
You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is as shown in the Schedule. In the absence of election prior to proceeds becoming due, the Beneficiary may make such an election. However, if you made an election, the Beneficiary may not alter such election. Such election must be made In Writing within one year after proceeds are payable.
For purposes of the annuity options described below, the term "key life" means the person or persons upon whose life any payments dependent upon the continuation of life are based.
(a) Option 1 - Payments for Life: Under this option, income is payable periodically prior to the death of the key life, terminating with the last payment due prior to such death.
(b) Option 2 - Payments for Life with 10, 15, or 20 Years Certain:
Under this option, income is payable periodically for 10, 15, or 20 years, as selected, and thereafter until the death of the key life. Should the death of the key life occur before the end of the period selected, the remaining payments are paid to the Beneficiary to the end of such period.
(c) Option 3 - Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death.
(d) Option 4 - Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. The number of years is subject to our then current rules. Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period.
The first periodic payment is determined by multiplying the portion of the Account Value being allocated to purchase annuity payments (expressed in thousands of dollars) as of the close of business of the fifteenth day preceding the Annuity Date, plus interest at not less than 3% per year from such date to the Annuity Date, by the amount of the first periodic payment per $1,000 of value obtained from our then current annuity rates for that type of annuity and for the frequency of payment selected. These rates will not be less than those shown in the Annuity Tables shown herein.
We reserve the right to require submission prior to commencement of any annuity payments of evidence satisfactory to us of the age of any key life upon whose life payment amounts are calculated.
Pricing Of Transfers And Distributions: Subject to our right to defer transactions for a limited period, we "price" transfers and distributions on the dates indicated below. The pricing of transfers and distributions involving Sub-accounts includes the determination of the applicable Unit Price, for the Units transferred or distributed. The pricing of transfers and distributions involving Fixed Allocations includes the determination of any applicable MVA. Any applicable MVA alters the amount available when all the Account Value in a Fixed Allocation is being transferred or distributed. Any applicable MVA alters the amount of Interim Value needed when only a portion of the Account Value is being transferred or distributed. Unit Prices may change each Valuation Period to reflect the investment performance of the Sub-accounts. The MVA applicable to each Fixed Allocation changes once each month and each time we declare a different rate for new Fixed Allocations.
(a) We price "scheduled" transfers and distributions as of the date such transactions are so scheduled. "Scheduled" transactions include transfers previously scheduled with us under an automatic transfer program, Systematic Withdrawals, Minimum Distributions and annuity payments.
(b) We price "unscheduled" transfers, including transfers under an automatic transfer program that were not scheduled with us, partial withdrawals and free withdrawals as of the date we receive In Writing at our Office the request for such transactions.
(c) We price surrenders, medically-related surrenders and death benefits as of the date we receive at our Office all materials we require for such transactions and such materials are satisfactory to us.
GENERAL PROVISIONS
Entire Contract: The contract shown in the Schedule, including any attached riders or endorsements, the attached copy of any enrollment form and any supplemental applications and endorsements are the entire contract. As to your Annuity, the contract also includes the copy of any enrollment form attached to your Annuity. All statements made in any application and/or any enrollment form are deemed to be representations and not warranties. No statement is used to void the contract or an Annuity or defend against a claim unless it is contained in any application or any supplemental application or any enrollment form.
Only our President, a Vice President or Secretary may change or waive any provisions of the contract or of any Annuity. Any change or waiver must be In Writing. We are not bound by any promises or representations made by or to any other person.
Misstatement of Age or Sex: If there has been a misstatement of the age and/or sex of any person upon whose life annuity payments or the minimum death benefit are based, we make adjustments to conform to the facts. As to annuity payments:
(a) any underpayments by us will be remedied on the next payment following correction; and (b) any overpayments by us will be charged against future amounts payable by us under your Annuity.
Transfers, Assignments or Pledges: Generally, your rights in an Annuity may be transferred, assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. You may transfer, assign or pledge your rights to another person at any time, prior to any death upon which the death benefit is payable. You must request a transfer or provide us a copy of the assignment In Writing. A transfer or assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.
Nonparticipation: The contract does not share in our profits or surplus earnings.
Deferral of Transactions: We may defer any annuity payment for a period not to exceed the lesser of 6 months or the period permitted by law. If we defer a distribution or transfer from any Fixed Allocation or any fixed annuity payout for more than thirty days, we pay interest of at least 3% per year on the amount deferred. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed 7 calendar days from the date the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.
All transactions into, out of or based on any Sub-account may be postponed whenever (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or
(3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.
Elections, Designations, Changes and Requests: All elections, designations, changes and requests must be In Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices. We inform you of any changes to the contract shown in the Schedule that materially affect your rights. We reserve the right to require that this Annuity be returned to our Office for endorsement of any change to such contract or any change affecting only this Annuity.
Claims of Creditors: To the extent permitted by law, no payment under the contract shown in the Schedule or any Annuity thereunder is subject to the claims of the creditors of the Owner, you or any other participant, Annuitant or Beneficiary.
Proof of Survival: The payment of any annuity is subject to evidence satisfactory to us that the payee is alive on the date such payment is otherwise due.
Tax Reporting: We intend to make all required regulatory reports regarding taxable events in relation to this Annuity. Such events may include, but are not limited to: (a) annuity payments; (b) payment of death benefits; (c) surrender of value from an Annuity in excess of the tax basis; and (d) assignments.
Facility of Payment: We reserve the right, in settlement of full liability, to make payments to a guardian, relative or other person if a payee is legally incompetent.
Participation and Termination of Certain Programs We May Offer: To elect to participate or to terminate participation in any program we may offer, we may require receipt at our Office of a request In Writing on a form satisfactory to us.
Reports to You: We provide reports to you during the Accumulation Period. We will provide you with reports at least once each quarter that you maintain Account Values in the Sub-accounts. We will provide you with reports once a year if you maintain Account Value only in one or more Fixed Allocations. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.
Reserved Rights: In addition to rights specifically reserved elsewhere in this Annuity, we reserve the right to any or all of the following: (a) combine a Sub-account with other Sub-accounts; (b) combine the Variable Separate Account shown in the Schedule with other "unitized" separate accounts; (c) terminate offering certain Guarantee Periods for new or renewing Fixed Allocations; (d) combine the Fixed Separate Account shown in the Schedule with other "non-unitized separate accounts; (e) deregister the Variable Separate Account shown in the Schedule under the Investment Company Act of 1940; (f) operate the Variable Separate Account shown in the Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (g) make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934 or the Investment Company Act of 1940; (h) make changes that are necessary to maintain the tax status of your Annuity under the Internal Revenue Code; and (i) make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts.
We may eliminate Sub-accounts, or substitute one or more new underlying mutual funds or portfolios for the one in which a Sub-account is invested. Substitutions may be necessary if we believe an underlying mutual fund or portfolio no longer suits the purpose of the Annuity. This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of an underlying mutual fund or portfolio, or because the underlying mutual fund or portfolio is no longer available for investment, or for some other reason. We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, deletion or addition. We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, deletion or addition.
ANNUITY TABLES
The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options. The amounts payable when annuity payments commence may be higher, based on our then current assumptions as to interest, expenses and mortality, but will not be lower.
Under options one and two, the amount of each payment depends on the age and sex, if applicable, of the payee at the time the first payment is due. Under option three, the amount of each payment depends on the age and sex, if applicable, of both payees at the time the first payment is due. No election can be changed once payments begin.
The tables shown are based on interest at 3% per year compounded annually and the 1983a Individual Annuity Mortality Table set back one year for males and two years for females or the appropriate variation of such Table with genderless rates when applicable to the Annuity in order to meet Federal requirements in relation to the usage of such Annuity.
The payee's settlement age is the payee's age, last birthday, on the date of the first payment, minus the age adjustment. The age adjustments are shown below. They are based on the date of the first payment. The age adjustment does not exceed the age of the payee.

Annuitization Attained Age Year Set Back 2000 - 2009 1 2010 - 2019 2 2020 and later 3

Amount of Monthly Payment For Each $1,000 Applied
(Based on 3% Annual Interest Rate)
First and Second Options - Single Life Annuities with:

Male Payee with Female Payee with
Monthly Payments Guaranteed Monthly Payments Guaranteed
--------------------------- ---------------------------
None 120 180 240 None 120 180 240
Age $ $ $ $ $ $ $ $
---
50 4.19 4.15 4.10 4.03 3.79 3.78 3.76 3.73
55 4.61 4.54 4.45 4.32 4.10 4.08 4.04 3.99
60 5.15 5.03 4.87 4.65 4.52 4.47 4.40 4.30
65 5.91 5.67 5.36 4.97 5.08 4.98 4.85 4.65
70 6.98 6.44 5.87 5.23 5.85 5.65 5.38 5.00
75 8.46 7.32 6.31 5.40 6.98 6.50 5.94 5.28
80 10.57 8.18 6.62 5.48 8.66 7.50 6.41 5.43

Third Option - Joint and Last Survivor Annuity

Age of Female Payee
Age of 35 40 45 50 55 60 65 70 75 80
Male Payee $ $ $ $ $ $ $ $ $ $
----------
50 3.15 3.27 3.39 3.53 3.67 3.79 3.91 4.00 4.07 4.12
55 3.17 3.29 3.44 3.60 3.78 3.96 4.13 4.27 4.39 4.47
60 3.18 3.31 3.47 3.66 3.88 4.11 4.35 4.57 4.76 4.91
65 3.19 3.33 3.50 3.70 3.95 4.23 4.55 4.87 5.18 5.44
70 3.19 3.34 3.52 3.74 4.01 4.33 4.72 5.16 5.62 6.05
75 3.20 3.34 3.53 3.76 4.04 4.40 4.85 5.39 6.02 6.68
80 3.20 3.35 3.53 3.77 4.07 4.45 4.94 5.57 6.35 7.26

Fourth Option - Payments for a Designated Period

Amount of Amount of Amount of Amount of
No. of Monthly No. of Monthly No. of Monthly No. of Monthly
Years Payments Years Payments Years Payments Years Payments
----- -------- ----- -------- ----- -------- ----- --------
10 9.61 16 6.53 22 5.15 28 4.37
11 8.86 17 6.23 23 4.99 29 4.27
12 8.24 18 5.96 24 4.84 30 4.18
13 7.71 19 5.73 25 4.71
14 7.26 20 5.51 26 4.59
15 6.87 21 5.32 27 4.47

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
ONE CORPORATE DRIVE, P.O. BOX 883
SHELTON, CT 06484-0883
ENDORSEMENT RELATING TO FREE WITHDRAWAL PROVISION
The section of the Annuity to which this Endorsement is attached entitled "Free Withdrawal" is hereby deleted and is replaced by the following:
Free Withdrawals: Each Annuity Year in the Accumulation Period you may withdraw a limited amount of Account Value without application of any applicable contingent deferred sales charge. Such withdrawal is available to meet liquidity needs. Such withdrawal is not available at the time you surrender this Annuity.
The minimum withdrawal amount is as shown in the Schedule. Amounts received as Systematic Withdrawals or as Minimum Distributions are deemed to come first from the amount available under this provision. You may also request to receive as a lump sum any free withdrawal amount not already received that Annuity Year under a plan of Systematic Withdrawals or as Minimum Distributions.

Definitions
- -----------

Emergency Withdrawal Amount: The Emergency Withdrawal Amount during the first Annuity Year is zero. After the first Annuity Year, it equals 35% of "new" Purchase
Payments less the sum of all prior withdrawals of any type.

Growth: Growth equals the then current Account Value less all "unliquidated"
Purchase Payments and less the value at the time credited of any special programs we offer.

Unliquidated Purchase Payments: Purchase Payments not previously surrendered or withdrawn.

New Purchase Payments: Purchase Payments received in the seven (7) years prior to the date as of which a withdrawal occurs under this provision.

For purposes of the contingent deferred sales charge, amounts withdrawn as a free withdrawal are not considered a liquidation of Purchase Payments. Therefore, for purposes of this provision, a withdrawal will not reduce the amount of any applicable contingent deferred sales charge upon any subsequent partial withdrawal or subsequent surrender.
The maxiumum amount available as a withdrawal during an Annuity year depends on the use of your Annuity on its Issue Date.
(1) For annuities used in connection with a retirement plan designed to meet the requirements of section 401 of the code, the maximum amount available as a free withdrawal is the greater of (a), (b), and (c), where:
(a) is the then current Emergency Withdrawal Amount;
(b) is the Growth; and
(c) is 20% of New Purchase Payments.
(CONTINUED ON BACK PAGE)
(2) For all other Annuities, the maximum amount available as a free withdrawal is the greater of (a), (b), and (c), where:
(a) is the then current Emergency Withdrawal Amount;
(b) is the Growth; and
(c) is 10% of New Purchase Payments.
Signed for:
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

/s/ G. Boronow PRESIDENT

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
ONE CORPORATE DRIVE, P.O. BOX 883
SHELTON, CT 06484-0883
ENDORSEMENT RELATING TO PROVISION ENTITLED "REBALANCING"
The section of the Annuity to which this Endorsement is attached entitled "Rebalancing" is hereby deleted and is replaced by the following:
Rebalancing: We offer, during the Accumulation Period, an automatic quarterly, semi-annual, or annual rebalancing program. Under this program, we periodically transfer Account Value among investment options of your choice (as limited below), so that the ratio of the Account Value in each investment option to the total Account Value in the chosen investment options is in accordance with instructions provided by you. Such periodic transfers are effected on the last Valuation Date of the rebalancing period chosen as measured from the Issue Date of the Annuity.
The portion of any Purchase Payment allocable to investment options being used for rebalancing must be allocated in accordance with rebalancing percentages.
When a transfer request is received that involves any of the investment options in a rebalancing program, we automatically amend the rebalancing investment options and percentages going forward (unless we receive alternate instructions) in accordance with the new Account Value ratios in the investment options chosen for rebalancing as of the effective date of such requested transfer.
You may change the percentage allocable to each investment option at any time. However, you may not choose to allocate less than 5% of the Account Value to any investment option. The Account Value of your Annuity must be at least equal to the amount shown in the Schedule when we receive your request to commence rebalancing.
Fixed Allocations may not be included in a rebalancing program, and currently, all variable investment options in which you maintain Account Value must be used in the rebalancing program, although this requirement may be modified at a future date.
Automatic rebalancing may not be available in conjunction with certain other programs which affect automatic transfers or withdrawals from any of the investment options chosen for the rebalancing program.
We reserve the right to modify, suspend, or cancel this program; however, such modification, suspension, or cancellation will not affect any rebalancing program then in effect.
Signed for:
AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

/s/ G. Boronow PRESIDENT

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
Shelton, Connecticut
(A Stock Company)
GROUP DEFERRED ANNUITY
NON-PARTICIPATING
VARIABLE AND FIXED INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD
FIXED ANNUITY PAYMENTS IN THE PAYOUT PERIOD
IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE VARIABLE
INVESTMENT OPTIONS ARE BASED ON THEIR INVESTMENT PERFORMANCE AND ARE,
THEREFORE, NOT GUARANTEED. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT
VALUE IN THE SUB-ACCOUNTS" FOR A MORE COMPLETE EXPLANATION.
IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE FIXED INVESTMENT OPTIONS MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SUCH A MARKET VALUE ADJUSTMENT MAY INCREASE OR DECREASE ANY SUCH PAYMENTS OR VALUES. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE OF THE FIXED ALLOCATIONS" FOR A MORE COMPLETE EXPLANATION.